Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Alpha Healthcare Acquisition Corp. on Form S-4 of our report dated February 16, 2021, with respect to our audit of the financial statements and related financial statement schedules of Alpha Healthcare Acquisition Corp. as of December 31, 2020 and for the period July 1, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Melville, NY

March 22, 2021